SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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STRAYER EDUCATION, INC.
(Name of Registrant as Specified In Its Charter)

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Strayer Education, Inc.
Making education achievable for working adults

STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171

SUPPLEMENT TO PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 6, 2014

Dear Fellow Stockholders:

We are writing in our capacity as the Compensation Committee of the Board of Directors of Strayer Education, Inc. (the “Company”) to provide additional information on our executive Employment Agreements and, in light of such information, to request your support of the proposals in our 2014 Proxy Statement.  In particular, we urge your support FOR item 3 – the nonbinding vote on executive compensation of our named executive officers, our “say-on-pay” proposal.

We thank you for the overwhelming approval of our executive compensation practices since the say-on-pay advisory votes were instituted, and believe that we have demonstrated our commitment to rewarding performance and safeguarding stockholder value.  For example, in 2011, the Compensation Committee and the Board determined that the Company did not achieve corporate objectives and, as a result, did not fund a cash or equity profit share.   This past year, the Compensation Committee and Board generally reduced by approximately 33% the profit share cash payments to executives as a result of the Company’s failure to meet certain financial targets, and limited equity grants to the highest priority retention targets, contractual commitments, and for performance in effectuating our successful restructuring.

Notwithstanding the foregoing, a proxy advisory service recently recommended against our say-on-pay proposal, not because of any disagreement with the Company’s efforts to align compensation with performance, but because 1) the Company entered into new and amended employment agreements that contain  modified single-trigger termination payment provisions and 2) one such agreement contains an excise tax gross-up provision.  We agree with the principles underlying these objections and have adopted policies to ensure alignment with compensation best practices.  The deviating provisions were carried over and restated from Mr. Silberman’s prior employment contract, which was fully effective and operational at the time we undertook a renegotiation for succession planning purposes.

When apprised of the stockholder concern, Mr. Silberman voluntarily offered to amend his Employment Agreement to provide for a double-trigger change of control termination clause and to eliminate the Company’s obligation to gross up any excise taxes upon termination.  Similarly, Mr. McDonnell voluntarily offered to amend his Employment Agreement to provide that a double trigger would apply to all change of control termination payments—and not just to stock compensation as under his current contract.  We have accepted their offers and discuss further below our policies and their application to the Employment Agreements of Messrs. Silberman and McDonnell.

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Double-Trigger Policy.

Your Compensation Committee and Board believe that change of control payment provisions should contain two triggers—that is, a change of control and actual or constructive termination of employment—before termination payments are due.  Thus, on February 12, 2013, the Board adopted a policy that all equity grants on and after that date would contain double triggers, and the Company disclosed and filed amended stock award agreements containing a new definition of Change of Control Resulting in Termination.  All equity grants made thereafter are subject to the Company’s new double-trigger standard, including any restricted shares granted to Mr. McDonnell under his Employment Agreement.  Section 4(c) of Mr. McDonnell’s agreement makes clear that the double-trigger provision would apply, by providing that vesting would accelerate “upon a Change of Control Resulting in Termination (as defined in any award agreement).”

It is true that Mr. Silberman’s Amended and Restated Employment Agreement contains a modified single-trigger clause and provides that termination payment obligations attach if the executive “resigns for any reason, or without reason” following a change of control.  Mr. Silberman’s employment agreement, however, was an amendment and restatement of his then-existing contract, which was fully operational and binding on the Company at the time of renegotiation.  The Amended and Restated Employment Agreement simply carried over and restated the then-applicable contract’s change of control payment provision.  This was not an added feature but simply a pre-existing obligation dating back to 2001.

When made aware of concerns from stockholders about this legacy provision, Mr. Silberman voluntarily offered to amend his contract to provide for a double-trigger.  Likewise, Mr. McDonnell voluntarily offered to apply the double-trigger to all change of control termination payments—including cash compensation, and not just equity grants as currently provided.  The Company has accepted their offer and executed Amended and Restated Employment Agreements, which have been filed with the SEC on Form 8-K.

Policy Against Gross-ups.

Your Compensation Committee and Board do not believe that the Company should pay the excise taxes of an executive who receives a termination payment.  Thus, as disclosed in our Proxy Statement, Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments.  As explained above, at the time of renegotiation, Mr. Silberman’s employment was under an effective and operational employment agreement with the Company.  The Amended and Restated Employment Agreement simply carried over and restated the then-applicable contract’s gross-up provision.

When made aware of stockholder concerns about this legacy provision, Mr. Silberman voluntarily offered to amend his contract also to eliminate the gross-up provision. The Company has accepted this offer, and the Amended and Restated Employment Agreement reflects the change.

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We are committed to advancing your best interests as stockholders.  That includes listening to your advice and concerns. We especially thank our fellow board members Robert Silberman and Karl McDonnell for acting, without hesitation or self-regard, to live up to this commitment.

With the benefit of this additional information, along with the information contained in our 2014 Proxy Statement and other public disclosures, we ask that you vote FOR our proposal to approve our executive compensation, as recommended by the Board in our 2014 Proxy Statement.

Sincerely yours,

THE COMPENSATION COMMITTEE

J. David Wargo, Chair
William E. Brock
Robert L. Johnson

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